EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our report dated April 28, 2009, except for the consolidated balance sheet and footnote 2, Noncontrolling Interests section and footnote 3 as to which the date is September 17, 2009, with respect to the Consolidated Balance Sheet of The GC Net Lease REIT, Inc. as of December 31, 2008, (ii) our report dated April 28, 2009 with respect to the Statement of Revenue and Certain Expenses of the Renfro Property for each of the three years ended December 31, 2008, (iii) our report dated March 30, 2010, with respect to the consolidated balance sheets of The GC Net Lease REIT, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, equity and cash flows for the year ended December 31, 2009, and the accompanying financial statement schedule, (iv) our report dated August 20, 2010 with respect to the Statement of Revenue and Certain Expenses of the Will Partners Property for each of the three years ended December 31, 2009, (v) our report dated November 10, 2010 with respect to the Statement of Revenue and Certain Operating Expenses of the Emporia Partners Property for each of the three years ended December 31, 2009, and (vi) our report dated November 12, 2010 with respect to the Statement of Revenue and Certain Operating Expenses of the ITT Property for the year ended December 31, 2009 all included or incorporated by reference into Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-159167) and the related Prospectus and Prospectus Supplement No. 14 of The GC Net Lease REIT, Inc. for the registration of 82,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California

January 20, 2011